Exhibit 99.1
EVERI REPORTS RECORD 2019 FIRST QUARTER RESULTS

•	Revenues increase 11.5% to quarterly record $123.8 million reflecting record Games and FinTech revenue

•	Net Income improves 28% to $5.9 million from $4.6 million; Diluted Earnings per share rise to $0.08

•	Adjusted EBITDA increases 5.7% to quarterly record $61.3 million

Las Vegas, NV - May 7, 2019 - Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported record financial results for the first quarter ended March 31, 2019.
“Our record first quarter results reflect the eleventh consecutive quarter we have achieved year over year revenue and Adjusted EBITDA growth as we again generated solid organic growth while also benefiting from initial contributions of our recent acquisition of player loyalty technology,” said Everi President and CEO, Michael Rumbolz. “First quarter revenues rose 11.5% to a record $123.8 million, net income improved 28% to $5.9 million, Adjusted EBITDA rose 5.7% to a record $61.3 million and Free Cash Flow improved 80% to $21.2 million. These results reflect ongoing improvement in both of our segments including a quarterly record for FinTech revenue and FinTech Adjusted EBITDA, and a quarterly record for Games revenue, including record gaming operations revenue. Overall 2019 is off to the solid start we anticipated and as a result, we remain on track to achieve our full year expectation for Adjusted EBITDA of between $252 million to $255 million. We also continue to expect that Free Cash Flow will approximately double compared to the nearly $25 million in Free Cash Flow generated in 2018.”
Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions, except per share amounts)
Revenues	$123.8	$111.0

Operating income (1)	$25.9	$24.5

Net income (1)	$5.9	$4.6

Net earnings per diluted share (1)	$0.08	$0.06

Diluted shares outstanding	75.3	73.3

Adjusted EBITDA (2)	$61.3	$58.0

(1)
Operating income, net income and net earnings per diluted share for the three months ended March 31, 2019 included approximately $0.5 million of operating expense related to the acquisition of certain player loyalty assets and other non-recurring professional service fees.

(2)	For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.

Mr. Rumbolz added, “Our investments in new cabinets, game content and features continue to strengthen the appeal of our Games’ segment portfolio for customers and their players. We sold a record number of new units in the first quarter, with more than 80% of the 1,259 units sold on either our newer Empire MPX cabinet or our recently updated, popular Player Classic cabinet for the mechanical reel segment. Our game performance also drove a nearly 12%, or $3.36, year over year increase in the daily win per unit for our installed units - our highest ever improvement. We are delivering higher performing games across our entire installed base, with the continued growth of premium units, and specifically our wide-area progressive (“WAP”) units representing a significant driver of this growth. The number of WAP unit placements in our premium unit installed base has grown approximately 80% year-over year and approximately 20% since year end. Interactive revenue increased five-fold year over year to approximately $1.0 million as we continue to scale the business and benefit from the availability of over 20 game themes on our Remote Game Server that was recently approved for real-money wagering in its first domestic market.
“FinTech is delivering similar growth across all of the key business drivers, including growth in core cash access services revenue, reflecting consistent market share gains and increases in same store transactions and dollars processed. We also sold our highest number of kiosks in 14 quarters as we begin to realize the benefits of the expected uptick in our unit replacement cycle, and we continue to generate growth in information services and other revenues, including the initial benefits from the recently acquired player loyalty technology.
“Our first quarter results and our expectations for full year growth in revenue and Adjusted EBITDA as well as for continued acceleration in our Free Cash Flow provide ample proof that Everi possesses an attractive growth profile. We remain focused on leveraging this growth profile to deliver increased shareholder value.”
First Quarter 2019 Results Overview
Revenues for the first quarter of 2019 increased 11.5% to a record $123.8 million, from $111.0 million in the first quarter of 2018. Games and FinTech segment revenues were $67.5 million and $56.3 million, respectively, for the first quarter of 2019. Operating income of $25.9 million for the first quarter of 2019 compares to $24.5 million in the first quarter of 2018.
The Company recorded income before income tax of $5.5 million in the first quarter of 2019 compared to $4.2 million in the first quarter of 2018. Net income increased approximately 28.3% to $5.9 million, or $0.08 per diluted share, for the first quarter of 2019 as compared to net income of $4.6 million, or $0.06 per diluted share, in the prior-year period.
Adjusted EBITDA for the first quarter of 2019 increased approximately 5.7%, or $3.3 million, to a record $61.3 million from $58.0 million in the first quarter of 2018. Games and FinTech segment Adjusted EBITDA for the three months ended March 31, 2019 were $33.1 million and $28.2 million, respectively. Games and FinTech segment Adjusted EBITDA for the three months ended March 31, 2018 were $31.7 million and $26.3 million, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions, except unit amounts and prices)
Revenues	$67.5	$60.2

Operating income (1)	$3.1	$4.4

Adjusted EBITDA (2)	$33.1	$31.7

Unit sales:
Units sold	1,259	1,063
Average sales price ("ASP")	$17,361	$17,745

Gaming operations installed base:
Average units installed during period:
Average units installed	13,634	13,805
Approximate daily win per unit (3)	$31.76	$28.40

Units installed at end of period:
Class II	9,218	9,497
Class III	4,426	4,627
Total installed base	13,644	14,124

Installed base - Oklahoma	6,400	6,838
Installed base - non-Oklahoma	7,244	7,286
Total installed base	13,644	14,124

Premium units	3,004	2,797

(1)	Operating income for the three months ended March 31, 2019 includes the impact of approximately $0.2 million related to certain non-recurring professional fees.

(2)	For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release.

(3)	Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2019 First Quarter Games Segment Highlights
Games segment revenues were $67.5 million in the first quarter of 2019 compared to $60.2 million in the first quarter of 2018.

•
Revenues from gaming operations increased approximately 10.5%, or $4.2 million, to a record $44.3 million in the first quarter of 2019 compared to $40.1 million in the prior-year period. The year-over-year improvement reflects an approximate 12% increase in estimated daily win per unit (“DWPU”) to $31.76, which was partially offset by the anticipated year-over-year decline in the average installed base.

◦
As anticipated, the installed base at March 31, 2019 decreased by 480 units year over year and by 355 units on a quarterly sequential basis to 13,644 units, primarily reflecting the removal of approximately 330 lower performing units from a customer in Oklahoma and the sale of approximately 200 units from the installed base to a customer in Indiana.

◦
The premium portion of the installed base increased 7.4% year over year, or 207 units, to 3,004 units. Wide-area progressive units, which are a component of premium units, rose 320 units year over year and by 119 units on a quarterly sequential basis to 723 units at March 31, 2019.

◦
DWPU in the first quarter of 2019 increased 11.8%, or $3.36, to $31.76, compared to $28.40 in the prior-year period. The increase reflects, in part, improvements in the overall unit performance following capital investments in new cabinets and games to update a portion of the installed base and an increase in premium unit placements, including wide-area progressive games. This was the sixth consecutive quarter of year-over-year growth in DWPU.

◦	Interactive revenue was $1.0 million in the first quarter of 2019 compared to $0.2 million in the prior-year period.

◦	Revenues from the New York Lottery business were $4.7 million in the first quarter of 2019 compared to $4.5 million in the prior-year period.

•
Revenues generated from the sale of gaming units and other related parts and equipment totaled $23.1 million in the first quarter of 2019 compared to revenues of $20.2 million in the prior-year period. Unit sales increased 18% year over year to 1,259 units in the first quarter of 2019 compared to 1,063 units in the prior-year period.

•	Other gaming revenues, which include revenues from TournEvent of Champions® qualifying events, were less than $0.1 million in both periods.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2019	2018
	(in millions, unless otherwise noted)
Revenues	$56.3	$50.8

Operating income (1)	$22.8	$20.1

Adjusted EBITDA (2)	$28.2	$26.3

Aggregate dollar amount processed (in billions):
Cash advance	$1.9	$1.7
ATM	$5.3	$4.8
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.9	2.7
ATM	24.8	22.9
Check warranty	0.9	0.9

(1)
Operating income for the three months ended March 31, 2019 includes the impact of approximately $0.3 million of non-recurring operating expenses related to the acquisition of certain player loyalty assets and other professional service fees.

(2)	For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow at the end of this release.
2019 First Quarter Financial Technology Solutions Segment Highlights
FinTech revenues increased approximately 10.8% to $56.3 million in the first quarter of 2019 compared to $50.8 million in the prior-year period.

•
Revenues from cash access services, which include ATM, cash advance and check services, increased 6.8%, or $2.6 million, to $40.8 million in the first quarter of 2019 compared to $38.2 million in the first quarter of 2018. Core cash access revenue growth was the result of increased same store transactions and dollars processed, as well as the benefits from new customer wins from competitive bid processes and new casino openings or expansions.

•
Equipment sales revenues increased 59%, or $2.6 million, to $7.0 million in the first quarter of 2019 compared to $4.4 million in the first quarter of 2018. This increase is the result of higher year over year sales of fully integrated kiosks and other operator efficiency products in the first quarter of 2019.

•
Revenues from information services and other, which includes kiosk maintenance, compliance products, Central Credit, player loyalty and other revenue, increased $0.3 million, to $8.5 million, in the first quarter of 2019 compared to $8.2 million in the first quarter of 2018.

2019 Outlook
Everi reiterated its 2019 forecast initially provided on March 12, 2019. The Company expects to generate growth in revenue, Adjusted EBITDA and Free Cash Flow in 2019. Adjusted EBITDA is expected to rise to between $252 million to $255 million, with broad-based growth across the Company’s operating segments including expectations for:

•	An increase in Gaming unit sales from the 4,513 units sold in 2018;

•	Growth in gaming operations driven by growth in both DWPU and an increase in the number of units in the year-end installed base;

•	Increasing Interactive revenue;

•	Higher cash access service revenue in the FinTech segment;

•	An increase in sales of fully integrated kiosks and other FinTech equipment; and,

•
An increase in information services and other revenue driven by expected growth in revenue related to the servicing of FinTech equipment, higher compliance revenue and software sales, maintenance and professional services from the recently acquired player loyalty technology.

The Company expects capital expenditures and placement fees for 2019 will be between $122 million and $125 million, which includes approximately $3 million to $5 million related to the player loyalty acquisition.
For a reconciliation of projected net income to projected Adjusted EBITDA, see the Reconciliation of Projected Net Income to Projected EBITDA, Projected Adjusted EBITDA and Free Cash Flow provided at the end of this release.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2019 first quarter results at 5:00 p.m. ET today.  The conference call may be accessed live over the phone by dialing (866) 548-4713 or for international callers by dialing (323) 794-2093.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 3668090.  The replay will be available until May 14, 2019. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with, our net earnings, operating income, basic or diluted earnings per share and cash flow data prepared in accordance with GAAP. With respect to net cash position and net cash available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, and the expense related to the acquisition of certain player loyalty assets and other non-recurring professional service fees. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to continue expanding the segments of the gaming floor the Company’s games address; execute on key initiatives and deliver ongoing improvements; accelerate Free Cash Flow generation; integrate the acquisition and achieve future growth; drive growth for the Company’s installed base and its DWPU, and create incremental value for its shareholders; and (b) its guidance related to 2019 financial and operational metrics, including Adjusted EBITDA, Free Cash Flow, unit sales of Gaming units and FinTech equipment, the installed base size and placements, DWPU, revenues, the contribution from the acquisition and anticipated levels of capital expenditures and placement fees, depreciation expense, amortization expense, interest expense, and income tax benefit, including cash tax payments, cash interest payments, non-cash stock compensation expense, accretion of contract rights and net income.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2018 , and are based on information available to us on the date hereof.
These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This press release should be read in conjunction with the Form 10-Q to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi is a leading supplier of technology solutions for the casino gaming industry. The Company Powers the Casino Floor® by providing casino operators with a diverse portfolio of products including innovative gaming machines and casino operational and management systems that include comprehensive, end-to-end financial technology solutions, critical intelligence offerings, and gaming operations efficiency technology. Everi also provides proven, tier one land-based game content to online social and real-money markets via its Remote Game Server and operates social play for fun casinos. Everi’s mission is to be a transformative force for casino operations by facilitating memorable player experiences, delivering reliable protection and security, and striving for customer satisfaction and operational excellence. For more information, visit www.everi.com.
Contacts
Investor Relations
Richard Land, James Leahy
JCIR
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues
Games revenues
Gaming operations	$44,286	$40,056
Gaming equipment and systems	23,087	20,154
Gaming other	54	7
Games total revenues	67,427	60,217

FinTech revenues
Cash access services	40,832	38,218
Equipment	7,028	4,419
Information services and other	8,488	8,147
FinTech total revenues	56,348	50,784

Total revenues	123,775	111,001

Costs and expenses
Games cost of revenues
Gaming operations	4,124	4,182
Gaming equipment and systems	12,529	10,741
Gaming other	—	—
Games total cost of revenues	16,653	14,923

FinTech cost of revenues
Cash access services	2,697	2,231
Equipment	4,330	2,514
Information services and other	958	1,216
FinTech total cost of revenues	7,985	5,961

Operating expenses	34,648	32,187
Research and development	7,531	4,311
Depreciation	14,789	12,825
Amortization	16,297	16,303
Total costs and expenses	97,903	86,510

Operating income	25,872	24,491

Other expenses
Interest expense, net of interest income	20,400	20,307
Total other expenses	20,400	20,307

Income before income tax	5,472	4,184

	Three Months Ended March 31,
	2019	2018

Income tax benefit	(388)	(425)
Net income	5,860	4,609
Foreign currency translation	504	323
Comprehensive income	$6,364	$4,932
Earnings per share
Basic	$0.08	$0.07
Diluted	$0.08	$0.06
Weighted average common shares outstanding
Basic	70,334	68,686
Diluted	75,256	73,285

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$5,860	$4,609
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation	14,789	12,825
Amortization	16,297	16,303
Amortization of financing costs and discounts	890	905
Loss (gain) on sale or disposal of assets	513	(13)
Accretion of contract rights	2,122	2,057
Provision for bad debts	2,864	2,182
Deferred income taxes	(513)	(561)
Reserve for obsolescence	441	305
Stock-based compensation	1,773	2,350
Changes in operating assets and liabilities:
Settlement receivables	(175,748)	73,571
Trade and other receivables	(12,385)	(9,715)
Inventory	57	(1,157)
Other assets	(16,756)	1,251
Settlement liabilities	19,931	(74,617)
Other liabilities	27,677	2,456
Net cash (used in) provided by operating activities	(112,188)	32,751
Cash flows from investing activities
Capital expenditures	(22,194)	(26,339)
Acquisition	(20,000)	—
Proceeds from sale of fixed assets	33	72
Placement fee agreements	(5,329)	(4,643)
Net cash used in investing activities	(47,490)	(30,910)
Cash flows from financing activities
Repayments of credit facilities	(2,050)	(2,050)
Proceeds from exercise of stock options	4,686	4,088
Purchase of treasury stock	(15)	(38)
Net cash provided by financing activities	2,621	2,000
Effect of exchange rates on cash	(343)	147
Cash, cash equivalents and restricted cash
Net (decrease) increase for the period	(157,400)	3,988
Balance, beginning of the period	299,181	129,604
Balance, end of the period	$141,781	$133,592

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At March 31,	At December 31,
	2019	2018
Cash available
Cash and cash equivalents	$139,857	$297,532
Settlement receivables	259,288	82,359
Settlement liabilities	(354,402)	(334,198)
Net cash position	44,743	45,693

Undrawn revolving credit facility	35,000	35,000

Net cash available	$79,743	$80,693

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA AND
TO FREE CASH FLOW
(In thousands)

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
	Games	FinTech	Total	Games	FinTech	Total
Net income			$5,860			$4,609
Income tax benefit			(388)			(425)
Interest expense, net of interest income			20,400			20,307

Operating income	$3,104	$22,768	$25,872	$4,353	$20,138	$24,491

Plus: depreciation and amortization	27,156	3,930	31,086	24,623	4,505	29,128

EBITDA	$30,260	$26,698	$56,958	$28,976	$24,643	$53,619

Non-cash stock compensation expense	557	1,216	1,773	627	1,723	2,350
Accretion of contract rights	2,122	—	2,122	2,057	—	2,057
Asset acquisition expense and other non-recurring professional fees	186	271	457	—	—	—

Adjusted EBITDA	$33,125	$28,185	$61,310	$31,660	$26,366	$58,026

Cash paid for interest			(12,470)			(15,206)
Cash paid for capital expenditures			(22,194)			(26,339)
Cash paid for placement fees			(5,329)			(4,643)
Cash paid for income taxes, net of refunds			(92)			(66)

Free Cash Flow			$21,225			$11,772

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA
AND PROJECTED ADJUSTED EBITDA AND TO PROJECTED FREE CASH FLOW
FOR THE YEAR ENDING DECEMBER 31, 2019
(In thousands)

	2019 Adjusted EBITDA Guidance Range(1)
	Low	High
Projected net income	$16,600	$22,000
Projected income tax benefit	(1,000)	(2,000)
Projected interest expense, net of interest income	86,000	83,000

Projected operating income	$101,600	$103,000

Projected depreciation and amortization	132,000	136,000

Projected EBITDA	$233,600	$239,000

Projected non-cash stock compensation expense	8,000	7,000
Projected accretion of contract rights	10,000	8,000
Projected asset acquisition expense and other non-recurring professional fees	400	1,000

Projected Adjusted EBITDA	$252,000	$255,000

Projected cash paid for interest	(82,000)	(80,000)
Projected cash paid for capital expenditures	(105,000)	(108,000)
Projected cash paid for placement fees	(17,000)	(17,000)
Projected cash paid for income taxes, net of refunds	(1,000)	(1,000)

Projected Free Cash Flow	$47,000	$49,000

(1)	All figures presented are projected estimates for the year ending December 31, 2019.